Exhibit 5.1



                                Patton Boggs LLP
                               1660 Lincoln Street
                                   Suite 1900
                             Denver, Colorado 80264

                                 (303) 830-1776



                                January 27, 2000



ClearWorks.net, Inc.
2450 Fondren, Suite 200
Houston, Texas 77063

Gentlemen and Ladies:

     We have acted as counsel for ClearWorks.net, Inc., a Delaware corporation (the "Company"), in connection with preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, concerning registration of the transfer of up to an aggregate of 15,000,000 shares (the "Shares") of the Company's $.001 par value common stock (the "Common Stock"). The share consists of (1) up to an aggregate of 10,000,000 Shares that may be issued pursuant to stock awards that may be granted pursuant to the Company's 1999 Long-Term Incentive Plan (the "1999 Plan") or that may be issued upon the exercise of options to purchase Common Stock, which options have been or may be issued pursuant to the 1999 Plan, and
(2) up to 5,000,000 Shares that may be issued upon the exercise of warrants to purchase Common Stock, which warrants have been or may be issued pursuant to the Company's 1998 Stock Warrant Plan (the "1998 Plan").

     We have examined the Certificate Of Incorporation and Bylaws of the Company, the record of the Company's corporate proceedings concerning the registration described above, the 1999 Plan and 1998 Plan. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained therein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the Shares, if and when issued as contemplated by the 1999 Plan or 1998 Plan, as the case may be, and as described in the Registration Statement, will have been duly authorized and legally issued, and will constitute fully paid and non-assessable shares of the Company's Common Stock.



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     We hereby consent (a) to all references to this firm in the Registration
Statement; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the Shares and may not be used for any other purpose.

                                             Very truly yours,

                                             /s/ PATTON BOGGS LLP

                                                 PATTON BOGGS LLP

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